004 Putnam Income Fund
4/30/12 Semi Annual

Because of the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	14,315
Class B	543
Class C	2,274

72DD2 (000s omitted)

Class M   2,670
Class R	79
Class Y	2,593


73A1

Class A	0.116
Class B	0.092
Class C	0.092

73A2

Class M	0.110
Class R	0.109
Class Y	0.122

74U1 (000s omitted)

Class A	123,075
Class B	5,795
Class C	24,094

74U2 (000s omitted)

Class M	23,286
Class R	723
Class Y	22,717

74V1

Class A	6.90
Class B	6.83
Class C	6.85

74V2

Class M	6.76
Class R	6.86
Class Y	6.98



Item 61 Open end funds only

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.